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Pricing Supplement Dated September 10, 1998	     Rule 424(b)(3)
(To Prospectus dated October 19, 1995 and	  File No. 33-61957
Prospectus Supplement dated April 2, 1998)

THE BANK OF NEW YORK COMPANY, INC.

Subordinated Medium-Term Notes Series C
(U.S. $ Fixed Rate)
_________________________________________________________________

Trade Date:September 10, 1998 Original Issue Date:September 30, 1998 Principal Amount: $25,000,000 Net Proceeds to Issuer: $25,000,000
Issue Price: 100%              Agent's Capacity:
Selling Agent's			 x Principal Basis      Agency Basis
Commission/Discount: 0.00%
Interest Rate: 6.25% per annum      Interest Payment Dates:
Maturity Date: September 30, 2013   Semiannually,on the 30th of
                                    September and March, commencing
                                    March 30, 1999.
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Form:   	x	Book Entry
			Certificated

Redemption:
			The Notes cannot be redeemed prior to maturity
		x	The Notes may be redeemed prior to maturity on
			September 30, 2001 and semi-annually thereafter on 30 calendar days notice.

	Initial Redemption Date: September 30, 2001

	Initial Redemption Percentage: 100%

	Annual Redemption Percentage Reduction: N/A

Repayment:

		x	The Notes cannot be repaid prior to maturity
			The Notes can be repaid prior to maturity at the option of the holder of the Notes

	Optional Repayment Date:  N/A

	Optional Repayment Price:  N/A

Discount Note: 	Yes	 	x   No

The covenant defeasance provisions of the Indenture described under "Description of Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being purchased by Salomon Smith Barney (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution." The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company will be $25,000,000.

                        Salomon Smith Barney